UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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S&T Bancorp, Inc.

(Name of registrant as specified in its charter)

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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 5, 2022

FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2022

S&T Bancorp, Inc. filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission on April 5, 2022 in connection with the Company’s Annual Meeting of Shareholders to be held May 16, 2022. The Company is filing this supplement to the Proxy Statement solely to add a letter from our Chief executive officer to the Proxy Statement.

To my fellow shareholders:

S&T Bancorp, Inc. is celebrating its 120th anniversary this year. As your new
Chief Executive Officer, I am excited and energized to be a part of a company with such a rich history. Growing to one of the 110 largest publicly traded independent banks in the United States did not happen overnight, nor did it happen because we sat still. We have a tremendous legacy at S&T, but it offers no guarantee of future success. Our opportunity is to embrace the core of what makes S&T great, while continuing to evolve, change, and anticipate the future. I am humbled by the opportunity to lead our company as we seek to transform while staying true to our roots.

Reinforcing a Solid Core

Since joining our organization in the second half of 2021, I have been able to confirm the core essence of the S&T culture - a culture that makes us unique - while gaining clarity in the areas that present the best opportunity to improve performance. The S&T culture is one that values accountable team work over selfish individualism, community and marketplace engagement over anonymity, growth over stagnation, and leadership over passive followership. These attributes define who S&T is and will be the foundation for our future. The foundation we will need to position the company to continue to compete and win in an ever-changing financial services industry.

Through S&T’s reputation and commitment to the markets we serve, we have the opportunity to deliver for our customers while many of our larger competitors are focused outside these home markets. This gives us a great opportunity for growth in our key markets of Western Pennsylvania, Eastern Pennsylvania, Central and Northeast Ohio, and Upstate New York.

To equip us to win, there is nothing more important than having talented people highly engaged to deliver for customers. Over the past two years, we have added key leaders to our team through both internal promotion and recruiting talent from other organizations. These new executive and senior level positions include leadership in consumer and commercial banking as well as risk management and human resources. Additionally, my transition into S&T would not have been successful without Dave Antolik, S&T’s president, who has more than 35 years of “S&T” experience and institutional knowledge.

It takes the entire team to win. Over the past few months, we have increased the compensation of a significant segment of our employees to retain and attract the best people. In addition, we continue to invest in the development and training of our team to fully unlock its potential.

In light of the dynamic changes occurring in the financial services industry, equipping our team with the right tools and processes will ensure that we deliver for customers while achieving our financial performance goals. This includes the technology, the products, and the processes that we now collectively refer to as “The S&T Way.” We are applying the concepts and the rigor of “The S&T Way” to decisions about how best to expand our lines of business, ensure safety and soundness in everything we do, implement process changes, and make technological choices and improvements. “The S&T Way” means connecting the “who we are” (the S&T culture) with “how we do our work” to achieve superior performance.

Delivering Strong Financial Results

We began to see the results of our efforts in the second half of 2021. S&T delivered broad-based loan growth in our consumer portfolios, particularly in our home equity lending, and in our commercial portfolios, most notably in commercial and industrial. Both areas represent a strategic focus. The overall result? Record full year net income of $110.3 million.

Other key 2021 highlights include:

•	Earnings per diluted share of $2.81.

•	Return on assets of 1.18% and return on equity of 9.30%.

•	Total portfolio loans, excluding PPP, increased $150.8 million, or 2.2% compared to December 31, 2020.

•	Total deposit growth was $576.0 million, up 7.8% year-over-year.

•	Strong core customer fee growth, including service charges, card income, and wealth management, of $7.2 million, up 18.7% over 2020.

•	Full year 2021 dividends declared increased to $1.13 compared to $1.12 in 2020.

Anticipating the Future

Banking is ultimately a people business, and S&T is a company focused on employee engagement, the key driver of customer engagement. We are driven to offer our customers the products and technology that will lead to their success, and to do so with the help of forward-thinking professionals who will bring new ideas and solutions. Our employee-led, customer-focused efforts, underpinned by safe and sound operating practices, will allow us to achieve long term profitable growth.

Customers have an emotional relationship with their money, and a bank can play a vital role in this connection, holding a special place in their minds as “my” bank. We strive to have that relationship with our customers. Customer relationships are rooted in human connections that are enabled and often enhanced by digital tools. And while we will always have “bankers”, the tools they use must engage customers and enhance these relationships. Every month, we have almost two million digital interactions with customers through online and mobile channels. Add to that thousands of calls to our solution center and countless face to face interactions. It is the connectivity and interplay of these interactions that will allow us to win. We are human led and digitally engaged!

Our “S&T Way” priorities for 2022 and beyond are clear. We will:

•

Pursue high impact growth initiatives. This includes continuing to strengthen our foundational franchise in Pennsylvania, supported by a strong branch network, and to further develop our growing commercial and business banking operations in Pittsburgh, Harrisburg, Lancaster, Cleveland, Columbus and Buffalo.

•

Ensure safety and soundness through rigorous risk management. We are partnering with industry-leading technology companies to enhance our risk management capabilities and drive consistent revenue growth.

•	Advance strategic infrastructure and platform investments to better support our customers and improve the operational efficiency of our organization.

•	Invest in talented, high-performance professionals. New Ideas, combined with seasoned experience and diverse perspectives, are absolutely vital to our success.

•	Promote strategic clarity and effective communications to ensure that all team members are moving together in the same direction and that our path and purpose is clear.

On behalf of our board of directors and our senior management team, I want to thank our customers—consumers, small businesses, commercial clients, and wealth management clients—for their business and loyalty, our team members across our footprint, and our shareholders for their faith and trust in us. I’m excited about where S&T is headed and honored to be part of a top-notch team shaping the future of this venerable, 120-year-old institution.

Sincerely,

Christopher J. McComish

Chief Executive Officer